Exhibit 10.3

EAGLE MATERIALS INC.
CONCRETE and AGGREGATES COMPANIES
SALARIED INCENTIVE COMPENSATION PROGRAM
FOR FISCAL YEAR 2006

1. Bonus Pool

      To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of earnings of the applicable subsidiaries of Eagle Materials Inc. The actual percentage may vary from year to year.

      Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year.

      Eagle Materials CEO retains the final right of interpretation and administration of the plan and to amend or terminate the plan at any time.

      Operating Company Bonus Pool: For Fiscal Year 2006 bonus pool funding from the subsidiary companies will be 2.25% of each of the concrete and aggregate company’s operating profit. Executive Vice Presidents (“EVP’s”) will be funded from operating company bonus pools.

2. Allocation of Pool

      Operating Company Pools: The subsidiary company Presidents, his/her direct reports and safety directors will be in the plan. The subsidiary company Presidents may recommend including additional exempt salaried employees to participate in the plan. Additional participation in the plan beyond the subsidiary company Presidents and their direct reports will require the approval of the Eagle Materials EVP’s and Eagle Materials CEO.

      The subsidiary company Presidents will be eligible for 20% — 30% of the pool. The subsidiary company Presidents will recommend the distribution of the remainder of the company pool. The participants in the plan and their percentage of the pool will require approval of the Eagle Materials EVP’s and Eagle Materials CEO at the beginning of the fiscal year for which the bonus is being earned. For example:

Participant	% of Pool Available
Executive Vice President	5%
Company President	25%
Plant Manager, Concrete	15%
Plant Manager, Aggregate	15%
Vice President, Sales	15%
Vice President, Finance	10%
Safety Director	7.5%
Quality Control Manager	7.5%

Total	100%

      The subsidiary company President’s bonus opportunity will be 50% specific, objective goals and 50% discretionary. All participants in the plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable, objectives. The subsidiary company Presidents will determine the objective and discretionary balance of bonus opportunities for the participants in their companies subject to approval by Eagle Materials EVP’s and Eagle Materials CEO.

      Because our basic products are commodities the level of prices in a given market area are established by supply and demand over which local management has little control. Through price leadership, local management can affect prices in a small range around supply-demand equilibrium and one of the performance criteria might still be pricing but this does not indicate that an overall bad or good market is itself a performance indicator of local management.

      Fixed assets is another area over which local management exercises limited control. Each manager basically has to work with the fixed assets he is assigned. Local management can exercise considerable control over current assets such as receivable and inventory but, as a heavily capitalized industry with limited transportability, local management essentially has to do the best they can with the PP&E they are assigned.

3. Eligibility

      The subsidiary company Presidents, his/her direct reports and safety director will be in the plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by subsidiary company presidents subject to the approval of the Eagle Materials EVP’s and Eagle Materials CEO. The addition of new participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.

      Participants must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this plan may not participate in any other company incentive plan with monetary awards, except for participants in the applicable company’s Long Term Compensation Pool and Eagle Materials corporate personnel who may participate in the Eagle Materials stock option plan. The addition of a plan participant will not affect the total pool available to be earned as bonus but will in effect dilute the potential bonuses of the other participants in that subsidiary company adding participants.

4. Objective Criteria

      Objective setting is essential to an effective incentive compensation plan to cause a focus on areas that need attention. Having selected objectives, it is also important to establish a reference point for that objective which indicates expected performance.

      In addition to consideration of the plan as a reference, we will consider historic performance of a facility, equipment design standards, industry standards, comparable values from other companies or like situations and any other qualified source or establishing reference points or basis for determining performance.

5. Measuring Performance

      At the close of the fiscal year each subsidiary company President will review the performance of the company versus the objectives submitted at the beginning of the year and recommend to Eagle Materials EVP distribution of the pool to the participants. Distribution of the pool requires approval of both Eagle Materials EVP and CEO.

      Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the SSP at Corporate.

      Each subsidiary company President may also recommend to the Eagle Materials EVP and CEO an SSP award to recognize outstanding individual performances.

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